EXHIBIT 10.1

MORGAN STANLEY SENIOR	ROYAL BANK OF CANADA
FUNDING (NOVA SCOTIA) CO.	4th Floor, P.O. Box 50
c/o Morgan Stanley	Royal Bank Plaza,
BCE Place, 181 Bay Street	South Tower
Suite 3700	200 Bay Street
Toronto, ON M5J 2T3	Toronto, ON M5J 2W7

GOLDMAN SACHS CANADA	THE BANK OF NOVA SCOTIA
CREDIT PARTNERS CO.	44 King Street West
Suite 1201	Toronto, ON M5H 1H1
150 King Street West
Toronto, ON M5H 1J9
June 25, 2006
Inco Limited
145 King Street West
Suite 1500
Toronto, Ontario, Canada M5H 4B7

Attention:	Robert D. J. Davies Executive Vice-President and Chief Financial Officer
US$4 Billion Credit Facility
Waiver and Amendment Letter
Ladies and Gentlemen:
          We refer to the Loan Agreement dated as of December 22, 2005 among Inco Limited (“you” or the “Borrower”), as borrower, Royal Bank of Canada, as administrative agent, and Morgan Stanley Senior Funding (Nova Scotia) Co. (“MSSF”), Royal Bank of Canada (“RBC”), Goldman Sachs Canada Credit Partners Co. (“GSCCP”), and The Bank of Nova Scotia (“BNS” and, together with MSSF, RBC, BNS and GSCCP, “we” or “us”) and the other banks and other financial institutions party thereto as lenders, as amended by the document entitled First Amendment Agreement between such parties dated as of January 31, 2006 and as further amended by the document entitled Second Amendment Agreement between such parties dated as of February 20, 2006 (such loan agreement as so amended, the “Existing Credit Agreement”). Capitalized terms used but not defined in this letter (the “Waiver and Amendment Letter”) are used with the meanings given to them in the Existing Credit Agreement.
          You have told us that you intend to: (i) enter into the transactions (the “Portugal Transactions”) described in Schedule A hereto; (ii) in connection with such transactions, incur subordinated convertible debt in the principal amount of up to US$3,000,000,000 from a company (“Portugal”) identified by you to us on the terms and conditions set forth in Schedule B to this Waiver and Amendment Letter (such debt on such terms, the “Portugal Convertible Debt”); and (iii) amend the Support Agreement in the manner described in Schedule C hereto (each such amendment, collectively, the “Support Agreement Amendments”).
Consents in Connection with Portugal Transactions
          Each of the undersigned Lenders (who together constitute the “Majority Lenders” under the Existing Credit Agreement) hereby:
(i)	consents, pursuant to Section 5.04(e) and Section 9.01, respectively, of the Existing Credit Agreement, to the incurrence of the Portugal Convertible Debt and the proposed use of proceeds thereof notwithstanding Section 5.04(e) or (g) of the Existing Credit Agreement;

(ii)	consents, pursuant to and to the extent required by Section 5.05 of the Existing Credit Agreement, to the Support Agreement Amendments.
In addition, each of the undersigned Lenders hereby:
(i)	waives its rights under Section 2.09(a)(y) of the Existing Credit Agreement to be prepaid an amount equal to its pro rata share of the proceeds of the Portugal Convertible Debt or have its Unused Bridge Loan Commitment (as defined in the Existing Credit Agreement) reduced by such amount; and

(ii)	waives, with respect to the Portugal Convertible Debt, its rights (or those of its affiliates, as the case may be) under the second paragraph under the heading “Compensation” of the Engagement Letter dated October 10, 2005 between Morgan Stanley & Co. Incorporated, RBC Dominion Securities Inc., BNS and Goldman, Sachs & Co.
          Promptly following your acceptance of this Waiver and Amendment Letter, you shall promptly request a like waiver (to the extent applicable) and consent from each of the other Lenders in the manner described in the Existing Credit Agreement; provided, for the avoidance of any doubt, that there shall be no consequences other than such as may be set out in the Existing Credit Agreement for your failure to obtain such waiver and consent from such other Lenders.
Amendments to Existing Credit Agreement
          The definition of “Change of Control” in the Existing Credit Agreement is hereby deleted in its entirety and replaced with the following:
          ““Change of Control” shall be deemed to have occurred at such time as:
(i)	any person or group (as such terms are used in Section 13(d) or Section 14(d) of the 1934 Act), other than Inco or any Subsidiary of Inco or their Affiliates (or their legal representatives) or any employee benefit plan of

Inco or any Subsidiary of Inco files or is required to file a Schedule 13D or Schedule TO (or any successor schedule form, or report under the 1934 Act) disclosing that such person has become the beneficial owner (as the term “beneficial owner” is used in Rule 13d-3 under the 1934 Act) of more than 50% of the total number of votes attached to all voting securities of Inco then outstanding.

(ii)	any offeror (as the term “offeror” is defined in Section 89(1) of the OSA for the purpose of Section 101 of the OSA, or any successor provision to either of the foregoing) files or is required to file a report with any securities commission or securities regulatory agency in Canada, disclosing that the offeror has acquired beneficial ownership (within the meaning of the OSA) of, or the power to exercise control or direction over, or securities convertible into, any voting or equity shares of Inco that, together with such offeror’s securities (as the term “offeror’s securities” is defined in Section 89(1) of the OSA or any successor provision thereto in relation to the voting or equity shares of Inco) would constitute voting or equity shares of Inco representing more than 50% of the total number of votes attached to all voting securities of Inco then outstanding;

(iii)	there is consummated any consolidation, merger, amalgamation, statutory arrangement (involving a business combination), amendment to articles, or similar transaction of Inco (A) in which Inco is not the continuing or surviving corporation, or (B) pursuant to which the common shares of Inco would be redeemed, changed, or converted into or exchanged for cash, securities, or other property;

(iv)	a majority of the members of the board of directors of Inco cease to be, for at least 90 days, Continuing Directors; or

(v)	the Effective Date of the Plan of Arrangement (as each such term is defined in the Combination Agreement dated June 25, 2006 between the Borrower and Portugal) occurs, other than (in each of the cases set out in paragraphs (i), (ii), and (iii) above) (x) an amalgamation, consolidation, statutory arrangement (involving a business combination), amendment to articles, merger, or similar transaction of Inco in which the holders of the voting securities of Inco immediately prior to the amalgamation, consolidation, statutory arrangement, merger, or similar transaction have, directly or indirectly, more than 50% of the voting securities of the continuing or surviving corporation immediately after such transaction is consummated, or (y) in connection with any of the Transactions or any Subsequent Amalgamation.”
          The amount of “US$500,000,000” referred to in section 5.04(g) is hereby deleted and “US$750,000,000” inserted in replacement thereof.
          Promptly following your execution and delivery of this Waiver and Amendment Letter, you shall execute and deliver an amendment, in form and substance acceptable to you, us and the other lenders, each acting reasonably, to the Existing Credit Agreement to provide for the following:
(i)	the margin under such facilities applicable at the Ba1/BB+ and Ba2/BB rating levels shall be amended to:

Applicable Canadian Prime Rate
	Margin (%)		Applicable LIBOR Margin (%)
	Applicable USBR Margin (%)		under Existing Credit
Rating	under Existing Credit Agreement:		Agreement:
	Bridge Loan	Term Loan	Bridge Loan	Term Loan
	Facility	Facility	Facility	Facility
= Ba1/BB+	0.25	0.375	1.25	1.375

</= Ba2/BB	0.75	0.75	1.75	1.75
(ii)	that (A) the Debt incurred in connection with the Transactions, any repayment or refinancing of debt or redemption of preferred shares in connection therewith, and all payments of fees, commissions, and expenses in connection therewith (collectively, the Non-Dissent Transactions) for which the Borrower is liable shall not at any time exceed US$6.3 billion (of which no more than US$5.5 billion shall be senior Debt) and (B) if dissent or appraisal rights are exercised in connection with the Transactions, the aggregate amount of Debt incurred in connection with (I) the payment of fair value for Falconbridge Common Shares pursuant to such rights and the payment of expenses in connection therewith (collectively, the “Dissent Transactions”) and (II) the Non-Dissent Transactions for which the Borrower is liable shall not at any time exceed US$9.3 billion and (C) the Borrower shall not at any time be liable for any Debt incurred in connection with the Non-Dissent Transactions or the Dissent Transactions other than (I) advances under the Delivery Letter Financing Arrangements (as hereinafter defined) and the Existing Credit Agreement and bond debt applied to prepay such advances or terminate commitments to provide such advances and (II) the Portugal Convertible Debt;

(iii)	that the sources and uses of funds in connection with the Transactions shall be as set out in the letter in form and substance satisfactory to us delivered to us contemporaneously with the execution of this Waiver and Amendment Letter;

(iv)	if, on any date the Borrower’s credit rating by any two of Moody’s, S&P and Fitch is BB (or equivalent) or lower (either such event, a “Credit Rating Downgrade”), a consolidated fixed charge covenant ratio to be set at a level acceptable to you, us and the other applicable lenders, each acting reasonably; and

(v)	if, on any date a Credit Rating Downgrade occurs, the Borrower shall, no later than the date that is 2 months from such date, grant to the Lenders first ranking security over all of its assets (subject to carve outs and exclusions agreed to by us, acting reasonably) located in the United States of America and Canada to secure the Borrower’s obligations under the relevant facility and shall cause each of its subsidiaries located in the United States of America and Canada (including, without limitation, Bird and its subsidiaries) to guarantee the Borrower’s obligations under the relevant facility and to secure such guarantee by granting first ranking security over all of its assets (subject to carve outs and exclusions agreed to by us, acting reasonably) located in the United States of America and Canada. Such security and guarantees shall be in form and substance satisfactory to the administrative agent of each such facility, acting reasonably. The Lenders, the lenders under the financing arrangements contemplated by the Delivery Letter dated May 13, 2006 between you and us, as amended from time to time (the “Delivery Letter Financing Arrangements”), and to the extent required under bonds and other debt instruments issued prior to the date hereof by the Borrower and Bird, the holders of such instruments shall share such security rateably. Such security shall by its terms release as of the Borrower attaining a credit rating higher than BB (or equivalent) from any two of Moody’s, S&P and Fitch. Such security and guarantees will not necessarily apply in respect of bonds issued after the date hereof.
             For certainty, no Advance shall be available under the Existing Credit Agreement until such amendment has been executed and delivered.
Representations
The Borrower represents and warrants to the Administrative Agent and Lenders as specified below:
(a)	Due Execution. The execution, delivery and performance by the Borrower of this Waiver and Amendment Letter are within its powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its constating documents or by-laws or (ii) any applicable law or any rule, regulation, writ or decree then in effect or any contractual restriction binding on or affecting it or any of its properties.

(b)	No Other Authorization. No authorization or approval (including exchange control approval) or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Waiver and Amendment Letter.

(c)	Legal and Binding Agreement. This Waiver and Amendment Letter constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms except as may be limited by (i) bankruptcy, insolvency, reorganization or other laws or equitable principles of general application to or affecting the enforcement of creditors’ rights and (ii) the availability of remedies under general equitable principles.

(d)	Representations Accurate and No Default. The representations and warranties contained in Section 4.01 of the Existing Credit Agreement are true and correct as of the date hereof, except to the extent that such representations and warranties relate to an earlier or later date; and (ii) no event has occurred and is continuing, or would result from the amendment to the Existing Credit Agreement contemplated hereby, which constitutes an Event of Default, but for the requirement that notice be given or time elapse with respect to any applicable grace period or both.

(e)	Combination Agreement. Attached hereto as Schedule D is a true and complete copy of the Combination Agreement dated June 25, 2006 between the Borrower and Portugal and such agreement remains in full force and effect unamended.
Compensation
          As consideration for (and a condition of) our agreement to the terms and conditions hereof, you agree to pay, or cause to be paid, to us the fees set forth in the amendment fee letter dated as of the date hereof (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances (except as specified in the Fee Letter) and shall not be subject to reduction by way of setoff or counterclaim.
General
          The Existing Credit Agreement, as amended herein, and the other Loan Documents shall continue in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects. This Waiver and Amendment Letter constitutes a Loan Document for the purposes of the Existing Credit Agreement.
          This Waiver and Amendment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto. This Waiver and Amendment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Waiver and Amendment Letter by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart of this Waiver and Amendment Letter. This Waiver and Amendment Letter shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein. You hereby submit to the non-exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom in connection with any dispute related to this Waiver and Amendment Letter or any of the matters contemplated hereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment. You agree that this Waiver and Amendment Letter is subject to the confidentiality provisions of the Existing Credit Agreement.
          Please indicate your acceptance of the terms of this Waiver and Amendment Letter by returning to us executed counterparts of this Waiver and Amendment Letter not later than 5:00 p.m., Toronto time, on the date hereof. This Waiver and Amendment Letter is conditioned upon your acceptance hereof, and our receipt of executed counterparts hereof and the Fee Letter, by such time.
[Signature Pages Follow]

          Please confirm that the foregoing is our mutual understanding by signing and returning to us an executed copy of this Waiver and Amendment Letter.
Very truly yours,

MORGAN STANLEY SENIOR FUNDING (NOVA SCOTIA) CO.
By:	/s/ Jaap Tonckens
	Name:	Jaap Tonckens
	Title:	Vice-President

ROYAL BANK OF CANADA
By:	/s/ Blair Fleming
	Name:	Blair Fleming
	Title:	Managing Director & Group Head

GOLDMAN SACHS CANADA CREDIT PARTNERS CO.
By:	/s/ Edward Forst
	Name:	Edward Forst
	Title:	Managing Director

THE BANK OF NOVA SCOTIA
By:	/s/ David Konarek
	Name:	David Konarek
	Title:	Managing Director

          Accepted and agreed to as of the date first written above.

INCO LIMITED
By:	/s/ Robert D.J. Davies
	Name:	Robert D.J. Davies
	Title:	Chief Financial Officer

By:	/s/ Stephanie Anderson
	Name:	Stephanie Anderson
	Title:	Vice-President Treasurer